Exhibit 99.1

News Release

Wabtec Appoints Beverley Babcock to Board of Directors

PITTSBURGH – July 1, 2022 -- Wabtec Corporation (NYSE: WAB) announced the appointment of Beverley Babcock to its Board of Directors, effective today.

Babcock, 61, has extensive financial and accounting experience having served as the former CFO of Imperial Oil Limited, one of Canada's largest integrated oil companies active in all phases of the petroleum industry. Prior to this role, Babcock held a variety of leadership roles at ExxonMobil including Vice President of Corporate Financial Services and Assistant Controller. Babcock also held several accounting and internal audit positions at Imperial Oil Limited. Over her career, she has built expertise in finance, accounting and reporting, organizational leadership, strategy, and corporate governance.

Babcock serves as a Director on Olin Corporation’s Board, as well as on the Board of the Forte Foundation, a consortium of leading companies and top business schools working together to launch women into fulfilling, significant careers in business.

“We are thrilled to welcome Beverley to Wabtec’s Board of Directors,” said Wabtec Chairman Al Neupaver. “Her extensive global experience in financial, accounting, and treasury management along with her deep energy sector knowledge will be valuable as Wabtec continues to grow in markets around the world and delivers increased shareholder value."

About Wabtec Corporation

Wabtec Corporation (NYSE: WAB) is focused on creating transportation solutions that move and improve the world. The company is a leading global provider of equipment, systems, digital solutions and value-added services for the freight and transit rail industries, as well as the mining, marine and industrial markets. Wabtec has been a leader in the rail industry for over 150 years and has a vision to achieve a zero-emission rail system in the U.S. and worldwide. Visit Wabtec’s website at: www.WabtecCorp.com.

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Wabtec Investor Contact
Kristine Kubacki, CFA / Kristine.Kubacki@wabtec.com / 412-450-2033

Wabtec Media Contact
Deia Campanelli / Deia.Campanelli@wabtec.com / 773-297-0482